Exhibit 99.1

Keurig Dr Pepper Announces Closing of its Successful Senior Notes Offering

BURLINGTON, MA, and PLANO, TX, April 13, 2020 /PRNewswire/ -- Keurig Dr Pepper (NYSE: KDP) announced today that it has closed its previously-announced $1.5 billion public offering of senior notes (the “Notes”), in a transaction that was nearly 10x oversubscribed. The offering consists of $750 million aggregate principal amount of 3.20% senior notes due 2030 and $750 million aggregate principal amount of 3.80% senior notes due 2050.

Commenting on the announcement, KDP Chief Financial Officer Ozan Dokmecioglu stated, “We are very pleased with the execution of this offering and the continued strong support we receive from the banking community. This proactive refinancing extends our maturities and increases our liquidity to a level that we believe enables us to more than meet our commitments, even in a prolonged downturn, as we continue to exercise financial discipline and ensure the long-term financial health of KDP.”

The Company estimates that the net proceeds from the offering will be approximately $1,481 million (after underwriting discounts and offering expenses). The Company intends to use the net proceeds of this offering to repay approximately $1,000 million of its outstanding borrowings under its 2018 credit agreement and the remainder to repay its outstanding commercial paper notes. The remaining net proceeds, if any, will be used to fund costs of the offering and for other general corporate purposes.

The Notes are the unsecured and unsubordinated obligations of the Company and rank equally in right of payment with all of the Company’s current and future unsubordinated indebtedness. The Notes are guaranteed by certain of the Company’s domestic subsidiaries (each a “Subsidiary Guarantor”) and are fully and unconditionally guaranteed by all of its existing and future subsidiaries that guarantee any of its other indebtedness (each a “Subsidiary Guarantee”). Each such Subsidiary Guarantee is an unsecured and unsubordinated obligation of the Subsidiary Guarantor providing such Subsidiary Guarantee and ranks equally in right of payment which such Subsidiary Guarantor’s current and future unsubordinated indebtedness.

BofA Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, BNP Paribas Securities Corp., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, SMBC Nikko Securities America, Inc. and SunTrust Robinson Humphrey, Inc. acted as joint book-running managers for the notes offering.

The offering of the notes is being made only by means of a prospectus and related prospectus supplement. Copies may be obtained from: BofA Securities, Inc., 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, telephone: 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by email at prospectus-ny@ny.email.gs.com; and from J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: Investment Grade Syndicate Desk, telephone: (212) 834-4533. An effective registration statement is on file with the Securities and Exchange Commission ("SEC"), and a copy of the prospectus and related prospectus supplement is also be available on the SEC's website at www.sec.gov.

About Keurig Dr Pepper

Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $11 billion and 25,000+ employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company's portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott's®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” and “would,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements have been based on the Company’s current views with respect to future events and the timing of this notes offering. These forward-looking statements are subject to a number of risks and uncertainties including prevailing market conditions, as well as other factors. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s other filings with the SEC. Forward-looking statements represent the Company’s estimates and assumptions only as of the date that they were made. The Company does not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable law.

Contact information

Investors:
Tyson Seely
(781) 418-3352
tyson.seely@kdrp.com

Steve Alexander
(972) 673-6769
steve.alexander@kdrp.com

Media:
Katie Gilroy
(781) 418-3345
katie.gilroy@kdrp.com